Exhibit 10.1

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Proposal for manufacture and supply of cGMP
Polyribonucleotide Duplex for Phase - I Clinical Trials

F.A.O.	Richard S. Dondero Senesco Technologies, Inc 303 George St., Suite 420 New Brunswick, New Jersey 08901

Prepared by:	Kristy Bazaire Commercial Development Manager

Charles J Shields VP, Global Business Development Avecia Biotechnology

Proposal Number:	SNT071608

Version Number:	4

Date:	September 4, 2008

1.         REQUEST FOR PROPOSAL

Senesco Technologies, Inc (Senesco) requested Avecia to prepare a proposal for the supply of 3g of material for Toxicology Studies and 15g of material for use in Phase I Clinical Trials. A stability study of the siRNA active pharmaceutical ingredient is also included in this proposal.

2.         BENEFITS AVECIA CAN BRING

•                  Extensive experience in oligonucleotide manufacture, >1000 sequences prepared >700 Man-years oligonucleotide technology and manufacturing experience

•                  Available capacity: 100’s of kg

•                  Experienced in supply through all Phases of clinical trials

•                  Experienced in process validation for oligonucleotides

•                  Registered and FDA inspected USA facility (Milford, Mass)

•                  Experience in preparation of DMF’s, CMC’s and CTD’s

•                  Intimate knowledge and control of supply chain to ensure quality and viral safety

•                  Expertise in process and analytical method development

•                  Industry leading track record of compliant supply

•                  Access – via our exclusive license – to optimum deprotection technology for RNA production

3.         PROJECT SCOPE

3.1     Product Description:

PRODUCT:	RNA Duplex

DESCRIPTION:	Duplex of two 21mer single strand RNAs

SEQUENCE	*** SENESCO IS REQUESTED TO CONFIRM THE SEQUENCES ABOVE

3.2     Product Specifications

To be discussed and agreed after the limited development studies. For Senesco’s reference, provisional specifications which reflect Avecia experience with other siRNA compounds have been provided in Appendix A. These are for information purposes only and should not be considered as agreed or appropriate for this compound.

3.3     Project Structure

Stage 1 Limited Development Studies and Supply of Toxicology Material

Define from Avecia experience the most appropriate operating conditions for synthesis, cleavage, deprotection, purification, ultra-filtration of the RNA single strands and for duplexation and lyophilization of the RNA duplex.

Carry out a limited number of small scale runs to confirm process suitability specifically for the Senesco RNA duplex and refine process as necessary

Manufacture and supply *** grams of material for use in Toxicology studies.

This is expected to take 8 labor weeks and includes as a deliverable a process description to support the GMP manufacturing campaign and CMC sections of IND submission.

The material produced during the experimental runs will also be used to support an analytical method suitability assessment. A limited forced degradation study (base and thermal exposure) will be carried out to support stability testing. The analytical method assessment and forced degradation study are each expected to take 2 labor weeks, for at a total of four weeks.

Deliverable – Technical development reports to support cGMP manufacturing campaign, analytical methods and data summary.

Stage 2 cGMP Manufacture and Supply of API

Manufacturing will be carried out at a 1 x 6 mmol synthesis scale for each single strand, cleavage and deprotection and purification/UF followed by a 1 x 6 mmol duplexation. Manufacturing scale is expected to produce approximately *** g of cGMP material.

During stage 2 Avecia will execute the following:

Prepare process instructions as appropriate for manufacture of a batch suitable for use in Phase - I Clinical Trials.

Confirm suitability of analytical methods for raw materials, in-process and final product analysis and equipment cleaning

Confirm specification for raw material, in-process and final product Safety, Health and Environment assessment

Engineering Review

Agree primary packaging and labels and required aliquots

Manufacture single strand intermediates and subsequent duplexation

Carry out product analysis and release

Deliverable – Sufficient material to satisfy requirement of testing and regulatory retain (***), ICH stability study (***) and supply of *** cGMP API to Senesco. QA reviewed Certificate of Analysis will also be provided.

Stage 3 Drug Substance ICH Derived Stability Study

Under the guidance of a customer approved protocol, Avecia will perform a stability study as described below. Should Senesco wish to extend the -209C study beyond *** months, sufficient material will be available to accommodate two additional time points to be detailed in a separate proposal. It is expected that this stability study will require approximately ***g of the material produced from stage 2.

***

Deliverable – Avecia will supply Senesco with interim stability reports for each intermediate pull point (*** and *** months) with a final stability report at the conclusion of the study (*** months).

4.      PROJECT ASSUMPTIONS

The following assumptions are applicable to this proposal. Changes to these conditions and/or the scope of the project may change the project timing and cost. All changes will be executed using a mutually agreed change order.

Assumptions
Pricing	Prices are in US Dollar Pricing includes raw materials
Reference Material	If available, Senesco will supply small quantities of reference material
Material Use	The material will be used for Toxicology Studies and Phase I Clinical Trials Senesco will conduct appropriate Toxicology studies in advance of any use of material in human clinical trials
Timelines	*** weeks for Tox material from project acceptance *** months for GMP material from project acceptance * Timelines dependant on Raw Material availability
API Analysis	Avecia will carry out product analysis and release
Development

Pricing assumes Avecia’s existing collection of processes for RNAi manufacture and methods for RNAi analyses are suitable for use with this compound without the requirement for substantial development.

Stability Study Cancellation	Senesco retains the option to cancel the stability study at their sole discretion. Avecia will prorate the stability study accordingly and will include any outstanding storage fees incurred to date.
Confidentiality	All confidential information will be managed in accordance with the executed Mutual Confidentiality Agreement dated July 28, 2008
Intellectual Property	Nothing in this Agreement shall affect the ownership by either party of any intellectual property or process owned by that party.

5.      PROJECT TIMELINES

A detailed project plan will be shared with Senesco Technologies upon commencing.

6.      FACILITIES

Avecia will use its FDA inspected Manufacturing Facility at Milford, Massachusetts USA

7.      COMPLIANCE

Material from Stage 1 will be non-GMP and will not be suitable for use in human clinical trials.

Final API material from Stage 2 will be supplied to cGMP as interpreted by ICH Harmonized Tripartite Guideline Q7, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

Material is supplied under the strict understanding that Senesco Technologies will conduct appropriate Toxicology studies to ensure material is safe for human clinical trials before any human trials commence.

8.      FINANCIAL SUMMARY

Stage 1 Limited Development Studies and supply of *** grams duplex for Toxicology Studies ***

Analytical method assessment and limited forced degradation ***

Stage 2 Manufacture and Supply of *** grams cGMP material, *** grams for stability study and approximately *** grams for QC release and regulatory retains ***.

Pricing assumes orders will be placed at the same time for Toxicology and P-I material.

Pricing includes at no additional cost:

A copy of batch records

Reasonable assistance in regulatory submissions

BSE/TSE traceability documentation

Access as required within project scope to analytical, technical and validation expertise

Project management services

Stage 3 ICH Derived Stability Studies ***. Pricing assumes T0 testing is conducted during lot release in stage 2.

9.      MILESTONE INVOICING

Project Milestone	Approximate Timing	Payment
Project Acceptance	August 2008	***
Start of cGMP Manufacture	***	***
Release of cGMP Batch	***	***
2009 Stability Activities	***	***
2010 Stability Activities	***	***

10.    EARLY TERMINATION

With acceptance of this proposal, Avecia is reserving equipment time and resources in our manufacturing facility for Senesco. In the event that Senesco terminates the project, as detailed within this proposal, a cancellation fee will be applied. The structure of the fee will be:

•      If Senesco cancel the manufacture prior to 90 days before the planned manufacturing start date, no cancellation fee will be applied.

•      If Senesco cancel the manufacture between 90 and 60 days before the planned manufacturing start date 40% of the total project cost will be charged as a cancellation fee, all payments to date will be credited towards this fee.

•      If Senesco cancel the manufacture between 60 and 30 days before the planned manufacturing start date 60% of the total project cost will be charged as a cancellation fee, all payments to date will be credited towards this fee.

•      If Senesco cancel the manufacture <30 days before the planned manufacturing start date 80% of the total project cost will be charged as a cancellation fee, all payments to date will be credited towards this fee.

11.    PROPOSAL REVISION HISTORY

Proposal Version Number	Date	Comments/Changes
Version 1	July 24, 2008	Original Version
Version 2	August 5, 2008	stage 1 deliverable to 3g GLP
Version 3	August 27, 2008	Amend stability study
Version 4	September 4, 2008	Correct name, add confidentiality and IP statement

12.    PROPOSAL ACCEPTANCE

Senesco and Avecia by signing below hereby accept the scope of Proposal SNT071608 Version 4 and the terms and conditions contained herein.

/s/ Richard S. Dondero
Name: Richard S. Dondero
Title:
Senesco Technologies, Inc.

/s/ CJ Shields
Name: CJ Shields
Title: VP Global Business Development
Avecia Biotechnology, Inc.

13.    TERMS AND CONDITIONS

Avecia Biotechnology Inc standard terms and conditions are outlined below. These terms would apply in the absence of a supply agreement. We would be happy to discuss and agree a supply agreement at Senesco Technologies convenience.

This proposal is valid until September 19, 2008.

Avecia Biotechnology Inc standard terms and conditions are outlined below. These terms would apply in the absence of a supply agreement. Terms of payment are thirty (30) days net from the date of the invoice.

Prices:	This quotation is valid for thirty (30) days from the date issued and subject to satisfactory credit check. Prices are quoted in US dollars.

Payment by Check:	Payment should be made to: Avecia Biotechnology Inc. 125 Fortune Blvd. Milford, MA 01757

Payment by Wire Transfer:	Payment should be made to: Citizens Bank Acct #: *** ABA Routing #: ***

GENERAL CONDITIONS

This document entitled “Proposal” once signed and authorized by the parties becomes a legally binding Agreement. The terms and conditions for sale and purchase of Product and Services under this Agreement are as follows:

1.   Miscellaneous The Agreement contains all the terms and conditions of sale and purchase of the Product and Services listed within this Agreement. No modification of any terms and condition, or of any aspect of the project scope, shall be effected unless mutually agreed by the parties in writing. This Agreement and performance hereunder shall be construed and governed by the laws of Delaware.

2.   Term This Agreement shall take effect on the date of the final authorizing signature and shall remain in effect until the later to occur of (i) completion of all Services listed within this Agreement or (ii) 30 days following delivery of the final shipment of Product.

3.   Shipments Product will be delivered EX WORKS AVECIA’s facilities at Milford, Massachusetts. Title to and risk in the Product shall pass to CUSTOMER at the earliest to occur of (i) the time at which the Product is placed at CUSTOMER’s request in AVECIA storage or (ii) the time at which the Product is delivered to CUSTOMER’s designated carrier at AVECIA’s facilities at Milford, Massachusetts.

4.   Invoices and Payment AVECIA shall issue to CUSTOMER invoices for payment for the Products and Services in accordance with the payment milestone schedule within this Agreement. Within thirty (30) days following the receipt of each invoice, absent a good faith dispute, CUSTOMER shall pay the invoice. AVECIA reserves the right, among other remedies, to suspend further work or Product deliveries in the event CUSTOMER fails to pay any invoice when same becomes due. Unless otherwise stated in the project assumptions within this Agreement, the invoice price for Product shall be calculated on the weight of the Product discharged from the lyophilizer.

5.   Excuse of performance Neither party shall be subject to any liability for delay in performance, or non performance, as a result of fire, flood, natural catastrophe, strike, labor trouble, accident, riot, act of governmental authority or compliance with government request, act of god, or other contingencies and circumstances beyond its reasonable control interfering with the manufacture or delivery of Product or Services covered by this Agreement or with the supply of any raw materials or utilities used in connection therewith, or in the event AVECIA suspends the operation of the facility because operation thereof fails to comply with applicable governmental law, regulation, ordinance, standard order or decree relating to pollution, ecology, occupational safety and health, or environmental matters. AVECIA may, during any period of shortage due to any cause, prorate and allocate its supply of raw materials or resources, and delivery of contractual commitments in such manner as may be deemed fair and reasonable by AVECIA. In no event shall AVECIA be obligated to purchase Product in the marketplace to satisfy its obligations hereunder.

6.   Taxes The prices quoted exclude any applicable sales, use, consumption, value added or excise taxes duties, tariffs and other similar assessments which may be imposed by any governmental authority an the sale to CUSTOMER (other than with respect to any income, corporate or similar taxation on AVECIA); provided, however, that the Parties shall cooperate and take any reasonable and proper steps to reduce or eliminate taxes.

7.   Limited Warranty. AVECIA warrants title and that all Product sold hereunder conforms to the agreed specifications and where appropriate cGMP requirements. AVECIA MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCT OR SERVICES. Any suggestions made by AVECIA concerning regulatory requirements, regulatory strategy, uses or applications of Product reflect AVECIA’s opinion only, and AVECIA makes no warranty of results to be obtained.

8.   Limitation of Liability. Within fifteen days after receipt of each shipment of Product sold hereunder, CUSTOMER shall examine such Product for any damage, defects or shortage. All claims, including claims for alleged damaged or defective goods, shortage or non-deliverance of goods, negligence or any other causes whatsoever, shall be deemed waived unless made in writing and received by AVECIA within thirty days after CUSTOMER’s receipt of the Product. Failure of CUSTOMER to give notice of any claims within the thirty (30) day period shall be deemed an absolute and unconditional waiver of such claim. CUSTOMER’S EXCLUSIVE REMEDY SHALL BE FOR DAMAGES AND AVECIA’S LIABILITY FOR ANY AND ALL LOSSES OR DAMAGES RESULTING FROM ANY CAUSE WHATSOEVER, INCLUDING ALLEGED NEGLIGENCE, SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE PRODUCT OR SERVICE IN RESPECT TO WHICH THE CLAIM IS MADE. AVECIA shall not be liable for, and CUSTOMER assumes responsibility for, all personal injury and property damage resulting from the handling, possession, use or resale of the Product. In no event shall AVECIA be liable for special, incidental, or consequential damages, whether CUSTOMER’s claim is in contract, negligence, strict liability or otherwise.

9.   Intellectual Property CUSTOMER represents and warrants to AVECIA that CUSTOMER has all necessary rights to have the Product made and that AVECIA’s manufacture of Product for CUSTOMER will not infringe the intellectual property or other rights of any third party. CUSTOMER shall indemnify and hold AVECIA harmless from all liability, damages, costs and expenses relating to any claims brought by third parties for infringement of any intellectual property rights covering the Product manufactured to designs or specifications of CUSTOMER. Nothing in this Agreement shall affect the ownership by either party of any intellectual property or process owned by that party. Other than giving AVECIA the right to manufacture the Product for the

CUSTOMER, nothing in this Agreement shall give either party the right to use the other party’s intellectual property. Intellectual property generated, developed, discovered or invented in connection with work conducted under this Agreement by the parties relating solely to the composition of the Product shall belong to CUSTOMER. All other intellectual property generated, developed, discovered or invented by the parties in connection with work conducted under this Agreement shall belong to AVECIA.